EXHIBIT 10.6

NON-EXECUTIVE DIRECTOR COMPENSATION SUMMARY SHEET

At a meeting of the Board of Directors of NDS Group plc (the “Company”) held on October 30, 2006, it was unanimously resolved that the annual remuneration payable to the independent non-executive Directors of the Company for the fiscal year ending June 30, 2007 shall be:

1.	Annual Fee	$77,500
2.	Audit Committee Membership	11,000
3.	Audit Committee Chairmanship	15,000

Other Compensation

The independent non-executive directors of the Company are eligible to participate in the NDS 2006 Long-Term Incentive Plan.